As filed with the Securities and Exchange Commission on December 16, 2009.

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ABRAXAS PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

For Co-Registrants, see “Table of Co-Registrants.”

Nevada	74-2584033
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Robert L. G. Watson
President and Chief Executive Officer
Abraxas Petroleum Corporation
18803 Meisner Drive	18803 Meisner Drive
San Antonio, Texas 78258	San Antonio, Texas 78258
(210) 490-4788	(210) 490-4788
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven R. Jacobs
Jackson Walker L.L.P.
112 E. Pecan Street, Suite 2400
San Antonio, Texas 78205
(210) 978-7700

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:o

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:o

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer o	Accelerated filer ☒
Non-accelerated filer o	Smaller reporting company o
(Do not check if a smaller reporting company)

____________________

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Debt Securities (2)
Common Stock, par value $.01 per share (3)
Preferred Stock, par value $.01 per share (3)(4)(5)(6)
Depositary Shares (5)
Warrants (6)
Guarantees (7)
Rights (8)
Units (2)(3)(4)(5)(6)(7)(8)
Total	$150,000,000(1)	100%	$150,000,000(1)	$8,370(9)
_____________________

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).  In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $150,000,000.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  The proposed maximum offering price per unit will be determined from time to time in connection with the issuance of the securities registered hereunder.

(2)
There are being registered hereunder an indeterminate principal amount of debt securities that may be sold from time to time.  If any debt securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $150,000,000, less the dollar amount of any securities previously issued hereunder.

(3)
There are being registered hereunder an indeterminate number of shares of common stock that may be sold from time to time.  There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion or redemption of preferred stock or debt securities registered hereby.

(4)	There are being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by Abraxas.

(5)
There are being registered hereunder an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement.  In the event Abraxas elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under the deposit agreement.

(6)
There are being registered hereunder an indeterminate amount and number of warrants, representing rights to purchase preferred stock, common stock or debt securities registered hereby or equity securities issued by an unaffiliated corporation or other entity and held by one or more of the registrants.

(7)
Guarantees may be provided by subsidiaries of Abraxas of the payment of the principal and interest on the debt securities.  No additional consideration will be received for the guarantees and, pursuant to Rule 457(n), no additional fee is required.

(8)
There are being registered hereunder an indeterminate amount and number of rights, representing rights to purchase common stock, preferred stock, debt securities and other securities registered hereunder.  There are also being registered hereunder an indeterminate number of shares of common stock, preferred stock, debt securities and other securities that are being registered hereunder issuable upon exercise of the rights to purchase such securities.

(9)
Pursuant to Rule 457(p), $16,050 previously paid in connection with the registration of securities to be sold on Form S-3 initially filed April 4, 2006 (Reg. No. 333-132971) by Abraxas Petroleum Corporation is offset against the filing fee previously paid.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Each of the following subsidiaries, and any other subsidiary of Abraxas Petroleum Corporation that becomes a guarantor of certain of the securities registered hereby, is hereby deemed to be a registrant.

Exact Name as Specified in their Charters	Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Abraxas Properties Incorporated	Texas	74-2368968
Sandia Operating Corp.	Texas	74-2468708
Abraxas Operating, LLC	Texas	26-0177172
Abraxas General Partner, LLC	Delaware	26-0177051
Abraxas Energy Investments, LLC	Texas	26-0177116
Abraxas Merger Sub, LLC	Delaware	27-1020645

The address and telephone number of the principal executive offices of Abraxas Properties Incorporated, Sandia Operating Corp., Abraxas Operating, LLC, Abraxas General Partner, LLC, Abraxas Energy Investments, LLC and Abraxas Merger Sub, LLC is 18803 Meisner Drive, San Antonio, TX  78258, (210) 490-4788  and the agent for service at such address is Robert L.G. Watson.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED DECEMBER 16, 2009

ABRAXAS PETROLEUM CORPORATION

$150,000,000
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Guarantees
Rights
Units

We may offer, from time to time, in one or more series:

•	unsecured senior debt securities;

•	secured senior debt securities;

•	unsecured subordinated debt securities;

•	secured subordinated debt securities;

•	shares of common stock;

•	shares of preferred stock;

•	shares of preferred stock that may be represented by depositary shares;

•	warrants to purchase debt securities, common stock, preferred stock or other securities;

•	rights to purchase debt securities, common stock, preferred stock or other securities; and

•	units to purchase one or more of these classes of securities.

The securities:

•	will have a maximum aggregate offering price of $150,000,000;

•	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•	may be offered separately or together, or in separate series;

•	may be convertible into or exchangeable for other securities;

•	may be guaranteed by certain of our subsidiaries; and

•	may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

Our common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.”

We will provide the specific terms of the securities in supplements to this prospectus.  This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.

YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated _____________, 2009

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i

WHERE YOU CAN FIND MORE INFORMATION	i

FORWARD-LOOKING INFORMATION	iii

ABOUT ABRAXAS	1

RIKS FACTORS	2

USE OF PROCEEDS	12

DILUTION	12

RATIO OF EARNINGS TO FIXED CHARGES	12

DESCRIPTION OF DEBT SECURITIES	13

DESCRIPTION OF CAPITAL STOCK	21

DESCRIPTION OF WARRANTS	25

DESCRIPTION OF DEPOSITARY SHARES	26

DESCRIPTION OR RIGHTS	28

DESCRIPTION OF UNITS	29

PLAN OF DISTRIBUTION	29

LEGAL MATTERS	31

EXPERTS	31

GLOSSARY OF TERMS	32

PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

SIGNATURES	II-6

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process.  Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings up to a total offering amount of $150,000,000.

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference rooms located at 100 F. Street, N.E., Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

Also, using our website, www.abraxaspetroleum.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports.  Information on our website is not incorporated by reference in this prospectus.  Access to those electronic filings is available as soon as practical after filing with the SEC.  You may also request a copy of those filings, including exhibits, at no cost by writing or telephoning our principal executive office, which is:

18803 Meisner Drive
San Antonio, Texas 78258
Attn: Investor Relations
(210) 490-4788

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities offered hereby.  As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC.  You may refer to the registration statement, exhibits and schedules for more information about us and such securities.  The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.  The following documents that we have filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on February 24, 2009;

•	Our Notification on Form 12b-25 filed with the Commission on May 11, 2009;

i

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 14, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission on August 10, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Commission on November 9, 2009;

•
Our Current Report on Form 8-K filed with the Commission on January 20, 2009, March 19, 2009, May 6, 2009, May 7, 2009, June 23, 2009, July 2, 2009, July 21, 2009, August 3, 2009, August 17, 2009, September 1, 2009 and October 7, 2009; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 24, 2008, including any amendments or reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ii

FORWARD-LOOKING INFORMATION

We make forward-looking statements throughout this prospectus and the documents included or incorporated by reference in this prospectus.  Whenever you read a statement that is not simply a statement of historical fact (such as statements including words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “estimate,” “could,” “potentially” or similar expressions), you must remember that these are forward-looking statements, and that our expectations may not be correct, even though we believe they are reasonable.  The forward-looking information contained in this prospectus or in the documents included or incorporated by reference in this prospectus is generally located in the material set forth under the headings “About Abraxas,” “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” but may be found in other locations as well.  These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management’s reasonable estimates of future results or trends.  The factors that may affect our expectations regarding our operations include, among others, the following:

•	our success in development, exploitation and exploration activities;

•	our ability to make planned capital expenditures;

•	declines in our production of oil and gas;

•	prices for oil and gas;

•	our ability to raise equity capital or incur additional indebtedness;

•	political and economic conditions in oil producing countries, especially those in the Middle East;

•	price and availability of alternative fuels;

•	our restrictive debt covenants;

•	our acquisition and divestiture activities;

•	weather conditions and events;

•	the proximity, capacity, cost and availability of pipelines and other transportation facilities;

•	results of our hedging activities; and

•	other factors discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus.

Except as otherwise required by law, we disclaim any duty to update any forward-looking statements, all of which are qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.  See also “Where You Can Find More Information.”

iii

ABOUT ABRAXAS

This summary highlights selected information from this prospectus, but does not contain all information that may be important to you.  This prospectus includes specific terms of this offering, information about our business and financial data.  To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus, particularly the section entitled “Risk Factors,” our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, including the consolidated financial statements and the notes to those financial statements included in those reports, all of which are incorporated by reference herein.  The terms “Abraxas,” “we,” “us,” “our,” or the “Company,” refer to Abraxas Petroleum Corporation, together with its consolidated subsidiaries.  We have provided definitions for some of the oil and gas industry terms used in this prospectus in the section entitled “Glossary of Terms.”

We are an independent energy company primarily engaged in the development and production of oil and gas. Historically, we have grown through the acquisition and subsequent development and exploitation of producing properties, principally through the redevelopment of old fields utilizing new technologies such as modern log analysis and reservoir modeling techniques as well as 3-D seismic surveys, horizontal drilling and modern completion techniques. As a result of these activities, we believe that we have a number of development opportunities on our properties. In addition, we intend to expand upon our development activities with complementary exploration projects in our core areas of operation. Success in our development and exploration activities is critical in the maintenance and growth of our current production levels and associated reserves.

Abraxas was originally incorporated in Texas in 1977 and re-incorporated in Nevada in 1990 when it became a public company.  Our common stock is listed on The NASDAQ Stock Market under the symbol “AXAS.”  Our principal offices are located at 18803 Meisner Drive, San Antonio, Texas 78258, and our telephone number is (210) 490-4788.  Information contained on our website, www.abraxaspetroleum.com, is not part of this prospectus.

RISK FACTORS

Risks Related to Our Business

We have substantial indebtedness which may adversely affect our cash flow and business operations.

At December 14, 2009, we had a total of $146.5 million of indebtedness under our credit facility.  Our indebtedness could have important consequences to us, including:

•
our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•
covenants contained in our credit facility and future debt arrangements will require us to meet financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•
we may need a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations and future business opportunities; and

•	our level of debt will make us more vulnerable to competitive pressures or a downturn in our business or the economy generally, than our competitors with less debt.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional debt or equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all.

A breach of the terms and conditions of the credit facility, including the inability to comply with the required financial covenants, could result in an event of default. If an event of default occurs (after any applicable notice and cure periods), the lenders would be entitled to terminate any commitment to make further extensions of credit under the credit facility and to accelerate the repayment of amounts outstanding (including accrued and unpaid interest and fees).  Upon a default under the credit facility, the lenders could also foreclose against any collateral securing such obligations, which may be all or substantially all of our assets.  If that occurred, we may not be able to continue to operate as a going concern.

We may not be able to fund the capital expenditures that will be required for us to increase reserves and production.

We must make capital expenditures to develop our existing reserves and to discover new reserves.  Historically, we have financed our capital expenditures primarily with cash flow from operations, borrowings under credit facilities, sales of producing properties, and sales of debt and equity securities and we expect to continue to do so in the future.  We cannot assure you that we will have sufficient capital resources in the future to finance all of our planned capital expenditures.

Volatility in oil and gas prices, the timing of our drilling programs and drilling results will affect our cash flow from operations.  Lower prices and/or lower production will also decrease revenues and cash flow, thus reducing the amount of financial resources available to meet our capital requirements, including reducing the amount available to pursue our drilling opportunities.  If our cash flow from operations does not increase as a result of planned capital expenditures, a greater percentage of our cash flow from operations will be required for debt service and operating expenses and our planned capital expenditures would, by necessity, be decreased.

The borrowing base under our credit facility will be determined from time to time by the lenders.  Reductions in estimates of oil and gas reserves could result in a reduction in the borrowing base, which would reduce the amount of financial resources available under the credit facility to meet our capital requirements.  Such a reduction could be the result of lower commodity prices and/or production, inability to drill or unfavorable drilling results, changes in oil and gas reserve engineering, the lenders’ inability to agree to an adequate borrowing base or adverse changes in the lenders’ practices regarding estimation of reserves.

If cash flow from operations or our borrowing base decrease for any reason, our ability to undertake exploration and development activities could be adversely affected.  As a result, our ability to replace production may be limited.  In addition, if the borrowing base under the credit facility is reduced, we would be required to reduce our borrowings under the credit facility so that such borrowings do not exceed the borrowing base.  This could further reduce the cash available to us for capital spending and, if we did not have sufficient capital to reduce our borrowing level, we may be in default under the credit facility.

We have sold producing properties to provide us with liquidity and capital resources in the past and we may do so in the future.  After any such sale, we would expect to utilize the proceeds to drill new wells on our remaining properties.  If we cannot replace the production lost from properties sold with production from the remaining properties, our cash flow from operations will likely decrease, which in turn, would decrease the amount of cash available for additional capital spending.

We may be unable to acquire or develop additional reserves, in which case our results of operations and financial condition would be adversely affected.

Our future oil and gas production, and therefore our success, is highly dependent upon our ability to find, acquire and develop additional reserves that are profitable to produce.  The rate of production from our oil and gas properties and our proved reserves will decline as our reserves are produced.  Unless we acquire additional properties containing proved reserves, conduct successful development and exploration activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, we cannot assure you that our exploration and development activities will result in increases in our proved reserves.  Approximately 92% of the estimated ultimate recovery of our proved developed producing reserves as of December 31, 2008 had been produced.  Based on the reserve information set forth in our reserve report as of December 31, 2008, our average annual estimated decline rate for our net proved developed producing reserves is 11% during the first five years, 8% in the next five years, and approximately 8% thereafter.  These rates of decline are estimates and actual production declines could be materially higher.  While we have had some success in finding, acquiring and developing additional reserves, we have not always been able to fully replace the production volumes lost from natural field declines and prior property sales.  For example, in 2006, we replaced only 7% of the reserves we produced.  As our proved reserves and consequently our production decline, our cash flow from operations, and the amount that we are able to borrow under our credit facility will also decline.  In addition, approximately 46% of our total estimated proved reserves at December 31, 2008 were classified as undeveloped.  By their nature, estimates of undeveloped reserves are less certain.  Recovery of such reserves will require significant capital expenditures and successful drilling operations.  Even if we are successful in our development efforts, it could take several years for a significant portion of these undeveloped reserves to generate positive cash flow.

We may not find any commercially productive oil and gas reservoirs.

We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our capital investment.  Drilling for oil and gas may be unprofitable.  Dry holes and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable.  The inherent risk of not finding commercially productive reservoirs will be compounded by the fact that 46% of our total estimated proved reserves as of December 31, 2008 were classified as undeveloped.  By their nature, estimates of undeveloped reserves are less certain.  Recovery of such reserves will require significant capital expenditures and successful drilling operations.  In addition, our properties may be susceptible to drainage from production by other operations on adjacent properties.  If the volume of oil and gas we produce decreases, our cash flow from operations will decrease.

Our drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors that are beyond our control or not covered by insurance.

Our drilling operations are subject to a number of risks, including:

•	unexpected drilling conditions;

•	facility or equipment failure or accidents;

•	shortages or delays in the availability of drilling rigs, equipment and crews;

•	adverse weather conditions;

•	title problems;

•	unusual or unexpected geological formations;

•	pipeline ruptures;

•	fires, blowouts and explosions; and

•	uncontrollable flows of oil or gas or well fluids.

Any of these events could adversely affect our ability to conduct operations or cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution or other environmental contamination, loss of wells, regulatory penalties, suspension of operations, and attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

We maintain insurance against some but not all of these risks.  Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented.  Losses could therefore occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.  The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business activities, financial condition and results of operations.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

Our credit facility contains a number of significant covenants that, among other things, limit our ability to:

•	incur or guarantee additional indebtedness and issue certain types of preferred stock or redeemable stock;

•	transfer or sell assets;

•	create liens on assets;

•
pay dividends or make other distributions on capital stock or make other restricted payments, including repurchasing, redeeming or retiring capital stock or subordinated debt or making certain investments or acquisitions;

•	engage in transactions with affiliates;

•	guarantee other indebtedness;

•	make any change in the principal nature of our business;

•	permit a change of control; or

•	consolidate, merge or transfer all or substantially all of our assets.

In addition, our credit facility requires us to maintain compliance with specified financial covenants.  Our ability to comply with these covenants may be adversely affected by events beyond our control, and we cannot assure you that we can maintain compliance with these covenants.  These financial covenants could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary or desirable business activities.

A breach of any of these covenants could result in a default under our credit facility.  A default, if not cured or waived, could result in all of our indebtedness becoming immediately due and payable.  If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it.  Even if new financing were then available, it may not be on terms that are acceptable or favorable to us.

The marketability of our production depends largely upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities.

The marketability of our production depends in part upon processing and transportation facilities.  Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements.  Our access to transportation options can also be affected by U.S. Federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand.  These factors and the availability of markets are beyond our control.  If market factors dramatically change, the financial impact on us could be substantial and adversely affect our ability to produce and market oil and gas.

An increase in the differential between NYMEX and the reference or regional index price used to price our oil and gas would reduce our cash flow from operations.

Our oil and gas is priced in the local markets where it is produced based on local or regional supply and demand factors.  The prices we receive for our oil and gas are typically lower than the relevant benchmark prices, such as NYMEX.  The difference between the benchmark price and the price we receive is called a differential.  Numerous factors may influence local pricing, such as refinery capacity, pipeline capacity and specifications, upsets in the midstream or downstream sectors of the industry, trade restrictions and governmental regulations.  Additionally, insufficient pipeline capacity, lack of demand in any given operating area or other factors may cause the differential to increase in a particular area compared with other producing areas.  For example, production increases from competing Canadian and Rocky Mountain producers, combined with limited refining and pipeline capacity in the Rocky Mountain area, have gradually widened differentials in this area.

During 2008, differentials averaged $7.07 per Bbl of oil and $1.30 per Mcf of gas.  Approximately 39% of our production during 2008 was from the Rocky Mountain and Mid-Continent regions.  Historically, these regions have experienced wider differentials than our Permian Basin and Gulf Coast properties.  As the percentage of our production from the Rocky Mountain and Mid-Continent regions increases, we expect that our price differentials will also increase.  Increases in the differential between the benchmark prices for oil and gas and the wellhead price we receive could significantly reduce our revenues and our cash flow from operations.

Our derivative contract activities could result in financial losses or could reduce our cash flow.

To achieve more predictable cash flow and reduce our exposure to adverse fluctuations in the prices of oil and gas and to comply with the requirements under our credit facility, we enter into derivative contracts, which we sometimes refer to as hedging arrangements, for a significant portion of our oil and gas production that could result in both realized and unrealized derivative contract losses.  We have entered into NYMEX-based fixed price commodity swap arrangements on approximately 85% of the oil and gas production from our estimated net proved developed producing reserves through December 31, 2012 and 70% for 2013 in order to comply with the requirements of our credit facility.   Any new hedging arrangements will be priced at then-current market prices and may be significantly lower than the commodity swaps we currently have in place.  The extent of our commodity price exposure will be related largely to the effectiveness and scope of our commodity price derivative contract activities.  For example, the prices utilized in our derivative instruments are currently NYMEX-based, which may differ significantly from the actual prices we receive for oil and gas which are based on the local markets where oil and gas are produced.  The prices that we receive for our oil and gas production are typically lower than the relevant benchmark prices that are used for calculating commodity derivative positions.  The difference between the benchmark price and the price we receive is called a differential.  As a result, our cash flow could be affected if the basis differentials widen more than we anticipate.  For more information see “—An increase in the differential between NYMEX and the reference or regional index price used to price our oil and gas would reduce our cash flow from operations.” We currently do not have any basis differential hedging arrangements in place.  Our cash flow could also be affected based upon the levels of our production.  If production is higher than we estimate, we will have greater commodity price exposure than we intended.  If production is lower than the nominal amount that is subject to our hedging arrangements, we may be forced to satisfy all or a portion of our hedging arrangements without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial reduction in cash flows.

If the prices at which we hedge our oil and gas production are less than current market prices, our cash flow from operations could be adversely affected.

When our derivative contract prices are higher than market prices, we will incur realized and unrealized gains on our derivative contracts and when contract prices are lower than market prices, we will incur realized and unrealized losses.  For the year ended December 31, 2008, we recognized a realized loss on oil and gas derivative contracts of $9.3 million and an unrealized gain of $40.5 million.  The realized loss resulted in a decrease in cash flow from operations.  We expect to continue to enter into similar hedging arrangements in the future to reduce our cash flow volatility.  On July 29, 2009, we entered into hedging arrangements for specified volumes, which equate to approximately 85% of the estimated oil and gas production from our proved developed producing reserves through December 31, 2012 and 70% for 2013.

We cannot assure you that the derivative contracts that we have entered into, or will enter into, will adequately protect us from financial loss in the future due to circumstances such as:

•	highly volatile oil and gas prices;

•	our production being less than expected; or

•	a counterparty to one of our hedging transactions defaulting on its contractual obligations.

The counterparties to our derivative contracts may be unable to perform their obligations to us which could adversely affect our cash flow.

At times when market prices are lower than our derivative contract prices, we are entitled to payments from our counterparties.  The worldwide financial and credit crisis may adversely affect the ability of our counterparties to fulfill their obligations to us.  If one of our counterparties is unable or unwilling to make the required payments to us, it could adversely affect our cash flow.

Lower oil and gas prices increase the risk of ceiling limitation write-downs.

We use the full cost method to account for our oil and gas operations.  Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties.  Under full cost accounting rules, the net capitalized cost of oil and gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%.  If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings.  This is called a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities, but does reduce our stockholders’ equity and earnings.  The risk that we will be required to write-down the carrying value of oil and gas properties increases when oil and gas prices are low, which could be further impacted by the new modernized oil and gas reporting disclosures which will require us to use an average price over the prior 12-month period, rather than the year-end price on December 31, 2009.  In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves.  An expense recorded in one period may not be reversed in a subsequent period even though oil and gas prices may have increased the ceiling applicable to the subsequent period.

At December 31, 2008, our net capitalized costs of oil and gas properties exceeded the present value of our estimated proved reserves by $116.4 million resulting in a write-down of $116.4 million.  We cannot assure you that we will not experience additional ceiling limitation write-downs in the future.

Use of our net operating loss carryforwards may be limited.

At December 31, 2008, we had, subject to the limitation discussed below, $182.3 million of net operating loss carryforwards for U.S. tax purposes.  These loss carryforwards will expire in varying amounts through 2028 if not otherwise used.

The use of our net operating loss carryforwards may be limited if an “ownership change” of over 50 percentage points occurs during any three-year period.  Based on current estimates, we believe that we have not surpassed this threshold.  With respect to any remaining net operating loss carryforwards following the recent merger of Abraxas Energy Partners, L.P., which we refer to as Abraxas Energy, and Abraxas Petroleum, it is feasible that even a modest change of ownership (including, but not limited to, a shift in common stock ownership by one reasonably large stockholder or any offering of common stock) during the three-year period following the merger could trigger a significant limitation of the amount of such net operating loss carryforwards available to offset future taxable income.

Additionally, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under ACS 740-10.  Therefore, we have established a valuation allowance of $66.9 million for deferred tax assets at December 31, 2006, $47.2 million at December 31, 2007 and $60.8 million at December 31, 2008.

We depend on our Chairman, President and CEO and the loss of his services could have an adverse effect on our operations.

We depend to a large extent on Robert L.G. Watson, our Chairman of the Board, President and Chief Executive Officer, for our management and business and financial contacts.  Mr. Watson may terminate his employment agreement with us at any time on 30 days notice, but, if he terminates without cause, he would not be entitled to the severance benefits provided under the terms of that agreement.  Mr. Watson is not precluded from working for, with or on behalf of a competitor upon termination of his employment with us.  If Mr. Watson were no longer able or willing to act as our Chairman, the loss of his services could have an adverse effect on our operations.

Risks Related to Our Industry

Market conditions for oil and gas, and particularly volatility of prices for oil and gas, could adversely affect our revenue, cash flows, profitability and growth.

Our revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for oil and gas.  Gas prices affect us more than oil prices because 65% of our production and 72% of our reserves were gas at December 31, 2008.  Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.  Lower prices may also make it uneconomical for us to increase or even continue current production levels of oil and gas.

Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of other factors beyond our control, including:

•           changes in foreign and domestic supply and demand for oil and gas;

•	political stability and economic conditions in oil producing countries, particularly in the Middle East;

•	general economic conditions;

•	domestic and foreign governmental regulation; and

•	the price and availability of alternative fuel sources.

The current global recession has had a significant impact on commodity prices and our operations.  If commodity prices remain depressed, our revenues, profitability and cash flow from operations may decrease which could cause us to alter our business plans, including reducing our drilling activities.

Estimates of proved reserves and future net revenue are inherently imprecise.

The process of estimating oil and gas reserves is complex involving decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data.  Accordingly, these estimates are imprecise.  Actual future production, oil and gas prices, revenues, taxes, capital expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from those estimated.  Any significant variance could materially affect the estimated quantities and present value of our reserves set forth or incorporated by reference in this prospectus.  In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time.  In particular, estimates of oil and gas reserves, future net revenue from proved reserves and the PV-10 thereof for our oil and gas properties are based on the assumption that future oil and gas prices remain the same as oil and gas prices at December 31, 2008.  The sales prices as of such date used for purposes of such estimates were $4.77 per Mcf of gas and $41.84 per Bbl of oil.  This compares with $6.33 per Mcf of gas and $87.30 per Bbl of oil as of December 31, 2007.  These estimates also assume that we will make future capital expenditures of approximately $134.1 million in the aggregate primarily from 2009 through 2014, which are necessary to develop and realize the value of proved undeveloped reserves on our properties.  In addition, approximately 46% of our total estimated proved reserves as of December 31, 2008 were classified as undeveloped.  By their nature, estimates of undeveloped reserves are less certain than proved developed reserves.  Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of our reserves set forth or incorporated by reference in this prospectus.

The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated reserves.  Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

As required by SEC regulations, we base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the day of the estimate.  However, actual future net cash flows from our properties will be affected by factors such as:

•	supply of and demand for oil and gas;

•	actual prices we receive for oil and gas;

•	our actual operating costs;

•	the amount and timing of our capital expenditures;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of our properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value.  In addition, the 10% discount factor we use when calculating discounted future net cash flow, which is required by the SEC, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.  Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves, which could adversely affect our business, results of operations and financial condition.

Our operations are subject to the numerous risks of oil and gas drilling and production activities.

Our oil and gas drilling and production activities are subject to numerous risks, many of which are beyond our control.  These risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards.  Environmental hazards include oil spills, gas leaks, ruptures and discharges of toxic gases.  In addition, title problems, weather conditions and mechanical difficulties or shortages or delays in delivery of drilling rigs and other equipment could negatively affect our operations.  If any of these or other similar industry operating risks occur, we could have substantial losses.  Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.  In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above.  We cannot assure you that our insurance will be adequate to cover losses or liabilities.  Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

We operate in a highly competitive industry which may adversely affect our operations.

We operate in a highly competitive environment.  The principal resources necessary for the exploration and production of oil and gas are leasehold prospects under which oil and gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of oil and gas operations.  We must compete for such resources with both major oil and gas companies and independent operators.  Many of these competitors have financial and other resources substantially greater than ours.  Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such resources will be available to us.

The unavailability or high cost of drilling rigs, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there could be a shortage of drilling rigs, equipment, supplies, insurance or qualified personnel.  During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater.  In addition, the demand for, and wages of, qualified drilling rig crews rise as the number of active rigs in service increases.  When oil and gas prices are high, the demand for oilfield services rises and the cost of these services increases.

Our oil and gas operations are subject to various Federal, state and local regulations that materially affect our operations.

Matters regulated include permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation.  At various times, regulatory agencies have imposed price controls and limitations on production.  In order to conserve supplies of oil and gas, these agencies have restricted the rates of flow from oil and gas wells below actual production capacity.  Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and gas, by-products from oil and gas and other substances and materials produced or used in connection with oil and gas operations.  To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant.  We believe that we are in substantial compliance with all applicable laws and regulations.  However, the requirements of such laws and regulations are frequently changed.  We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

Proposed federal legislation concerning tax deductions currently available with respect to oil and gas drilling may adversely affect our net earnings and proposed legislative initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions and delays.

The Obama administration has proposed the outright elimination of many of the key federal income tax benefits historically associated with the oil and gas industry.  Although presented in very summary form, among other significant energy tax items, the administration’s budget appears to propose the complete elimination of (i) expensing of intangible drilling costs, and (ii) the “percentage depletion” method of deduction with respect to oil and gas wells.  Although no legislation has been formally introduced, if this proposal (or others) is enacted into law, it could adversely affect our net earnings.

Additionally, Congress is currently considering legislation to amend the Safe Drinking Water Act to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process.  Hydraulic fracturing is an important and commonly used process in the completion of oil and gas wells.  The sponsors of the bills have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies.  The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process as well as additional levels of regulation that could lead to operational restrictions and delays and increased operating costs.

Risks Related to Our Common Stock

Future issuance of additional shares of common stock could cause dilution of ownership interests and adversely affect the stock price.

We are currently authorized to issue 200,000,000 shares of common stock with such rights as determined by our board of directors.  We may in the future issue previously authorized and unissued securities, resulting in the dilution of the ownership interests of current stockholders.  The potential issuance of any such additional shares of common stock may create downward pressure on the trading price of our common stock.  We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes.  Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

We do not pay dividends on common stock.

We have never paid a cash dividend on our common stock and the terms of the credit facility prohibit us from paying dividends on our common stock.

Shares eligible for future sale may depress our stock price.

At December 14, 2009, we had 76,156,751 shares of common stock outstanding of which 5,774,877 shares were held by affiliates and, in addition, 4,289,892 shares of common stock were subject to outstanding options granted under stock option plans (of which 2,007,622 shares were vested at December 14, 2009).

All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act of 1933, as amended.  The shares of common stock issuable upon exercise of stock options have been registered under the Securities Act.  Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

The price of our common stock has been volatile and could continue to fluctuate substantially.

Our common stock is traded on The NASDAQ Stock Market.  The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

•	fluctuations in commodity prices;

•	variations in results of operations;

•	legislative or regulatory changes;

•	general trends in the industry;

•	market conditions; and

•	analysts’ estimates and other events in the oil and gas oil industry.

We may issue shares of preferred stock with greater rights than our common stock.

Subject to the rules of The NASDAQ Stock Market, our articles of incorporation authorize our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock.  Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than our common stock.

Anti-takeover provisions could make a third party acquisition of Abraxas difficult.

Our articles of incorporation and bylaws provide for a classified board of directors, with each member serving a three-year term, and eliminate the ability of stockholders to call special meetings or take action by written consent.  Each of the provisions in the articles of incorporation and bylaws could make it more difficult for a third party to acquire Abraxas without the approval of its board.  In addition, the Nevada corporate statute also contains certain provisions that could make an acquisition by a third party more difficult.

An active market may not continue for our common stock and we could face de-listing if our stock price declines.

Our common stock is quoted on The NASDAQ Stock Market.  While there are currently three market makers in our common stock, these market makers are not obligated to continue to make a market in our common stock.  In this event, the liquidity of our common stock could be adversely impacted and a stockholder could have difficulty obtaining accurate stock quotes.  If our stock price declines and remains below $1.00 per share for an extended period of time, we could be de-listed from The NASDAQ Stock Market as the minimum threshold for a continued listing is $1.00 per share.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and any prospectus supplement will be used for general corporate purposes.  General corporate purposes may include any of the following:

•	repaying debt;

•	providing working capital;

•	funding capital expenditures;

•	paying for possible acquisitions or the expansion of our business; or

•	repurchasing our capital stock.

We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

DILUTION

Our net tangible book value at December 31, 2008 and September 30, 2009 was $0.24 and $(0.15) per share of common stock, respectively.  Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding.  If we offer shares of our common stock, purchasers of our common stock in that offering may experience immediate dilution in net tangible book value per share.  The prospectus supplement relating to an offering of shares of our common stock will set forth the information regarding any dilutive effect of that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated.  You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges
	1.15x	1.40x	1.04x	7.58x	*	*

*  Earnings inadequate to cover fixed charges.

Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges.  Fixed charges consist of interest expenses and amortization of deferred financing fees.  Our earnings were inadequate to cover fixed charges in 2008 by $52.4 million and in the nine months ended September 30, 2009 by $10.0 million.  In 2004, 2005, 2006 and 2007, we had earnings of $22.7 million, $21.8 million, $19.0 million and $65.6 million, respectively, and fixed charges of $19.7 million, $15.6 million, $18.3 million, and $8.7 million, respectively, resulting in a ratio of earnings to fixed charges of 1.15x, 1.40x, 1.04x, and 7.58x, respectively.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate.  The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series.  The debt securities will be issued under one or more separate indentures between us and a trustee to be named in the prospectus supplement.  Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture.  Together the senior indenture and the subordinated indenture are called indentures.

Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities.  The summary is not complete.  The forms of the indentures have been filed as exhibits to the registration statement to which this prospectus relates and you should read the indentures for provisions that may be important to you.

As used in this section of the prospectus and under the caption “Description of Capital Stock,” the terms “we,” “our” and “us” mean Abraxas Petroleum Corporation only, and not its subsidiaries.

General

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations.  The senior debt securities will rank equally with all of our other senior and unsubordinated debt.  The subordinated debt securities will have a junior position to certain of our debt, as described in the subordinated securities themselves or under the supplemental indenture under which they are issued.

We conduct some of our operations through our subsidiaries.  To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized and unsubordinated claims against any subsidiary.

If specified in the prospectus supplement, the debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees.  Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations.  See “– Subsidiary Guarantees.”

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering.  These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit upon the total principal amount of the debt securities;

•	the dates on which the principal and premium (if any) of the debt securities will be payable;

•	the interest rate or rates, or the method of determination thereof, that the debt securities will bear and the interest payment dates for the debt securities;

•	places where payments of the principal, premium, if any, and interest may be made on the debt securities;

•	any optional redemption periods;

•	any subordination and the terms thereof;

•	any sinking fund, amortization or other provisions that would obligate us to redeem, repurchase or repay some or all of the debt securities;

•
if other than US dollars, the currency or currencies, or the form of other securities or property in which principal of (and premium, if any) and/or interest on the debt securities will or may be payable;

•	any index or other method used to determine the amount of payment of principal of (and premium, if any) and/or interest on the debt securities;

•	whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

•	any additional means of satisfaction or discharge of the debt securities;

•	whether our subsidiaries will provide guarantees of the debt securities, and the terms of any subordination of such guarantee;

•	whether the debt securities will be secured or unsecured;

•	any deletions, modifications, or additions to the events of default or covenants pertaining to the debt securities or made for the benefit of the holders thereof;

•	whether the debt securities will be convertible or exchangeable and, if so, the provisions regarding convertibility or exchangeability of the debt securities;

•	whether the debt securities will be subject to certain optional interest rate reset provisions;

•	whether the debt securities will be issued as a global debt security and, in that case, the identity of the depository for the debt securities; and

•	any other terms of the debt securities.

Neither of the indentures limits the amount of debt securities that may be issued.  Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, bearer, coupon or global form.

The prospectus supplement for each series of debt securities will state whether the debt securities will be issued in registered form and whether the debt securities will be in denominations other than $1,000 each or multiples thereof.

Original Issue Discount

One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates.  The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

Subsidiary Guarantees

Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of our subsidiaries.  If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee.  The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.

The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

If a series of debt securities is guaranteed by our subsidiaries and is designated as subordinate to our senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of our senior debt.  See “– Subordination.”

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of any debt specified in the applicable prospectus supplement and supplemental indenture as being senior to the subordinated debt.

Consolidation, Merger or Sale

The indentures generally permit a consolidation or merger between us and another entity.  They also permit the sale by us of all or substantially all of our property and assets.  If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.  However, we will consolidate or merge with or into any other entity or sell all or substantially all of our assets only according to the terms and conditions of the indentures.  The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures.  Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name.  Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity.  If we sell all or substantially all of our assets, upon compliance with these provisions, we shall be released from all of our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification.  No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. Certain of our rights and obligations not having an adverse effect on the rights of the holders may be modified without the consent of the holders of the debt securities.

Events of Default

Each of the indentures defines an event of default with respect to debt securities of any series as any of the following events:

•	failure to pay interest on any debt security for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security when due;

•	failure to deposit any sinking fund payment for 30 days after it is due;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default included in any indenture or supplemental indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture.  The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately.  If an event of default occurs and is continuing with respect to all series of debt securities as a result of a failure to perform a covenant applicable to all securities or because of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of all of the debt securities may declare the entire principal of all the debt securities to be due and payable immediately.  If either of these events occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series (or of the debt securities of all series, as the case may be) can void the declaration.  There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity.  If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	maintain our corporate existence;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Equal and Ratable Securitization

Neither we nor any restricted subsidiary may secure senior debt securities of any series unless the debt securities of every other series of senior debt securities are also equally and ratably secured.  The subordinated securities have no such restrictive covenant.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places.  Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.  Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge.

Global Securities

Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series.  Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (“DTC”) acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC.  Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants.  In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security.  Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant.  DTC has no knowledge of the actual beneficial owners of the debt securities.  Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction.  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities.  We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC.  Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	a supplemental indenture shall so provide.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000).  The definitive debt securities will be registered by the registrar in the name or names instructed by DTC.  We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures.  No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee.  Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.  DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.  DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.  Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.  The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series.  If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

We must also obtain an opinion of counsel to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Meetings

Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened.  A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 20% in principal amount of the outstanding debt securities of a series.  A notice of the meeting must always be given in the manner described under “Notices” below.  Generally speaking, except for any consent that must be given by all holders of a series as described under “Modification of Indentures”

above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series.  In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action.  Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in “Modification of Indentures” above, the action is only effective against holders that have approved it.  The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Credit Facility

Our credit facility has a maximum commitment of $300.0 million and availability under the revolving portion of the credit facility is subject to a borrowing base. At December 14, 2009, $138.5 million was outstanding under the revolving portion of our credit facility.  The borrowing base under the credit facility is currently $145.0 million and will be determined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base will be calculated by the lenders based upon their valuation of our proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, will be able to make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we will be able to request one redetermination during any six-month period between scheduled redeterminations.  The lenders will also be able to make a redetermination in connection with any sales of producing properties with a market value of 5% or more of our then-current borrowing base and in connection with any hedge termination which could reduce the collateral value by 5% or more. Our borrowing base of $145.0 million was determined based upon our reserve report dated June 1, 2009. Our borrowing base can never exceed the $300.0 million maximum commitment amount.  Outstanding amounts under the revolving portion of the credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 1.5%—2.75%, depending on the utilization of the borrowing base, or, if we elect, at the greater of (1) 2.0% and (2) LIBOR plus, in each case, 2.5%—3.75%, depending on the utilization of the borrowing base. At December 14, 2009, the interest rate on the revolving portion of the credit facility was 5.75%.

We have also borrowed $10.0 million under the term loan portion of the credit facility. Outstanding amounts under the term loan portion of the credit facility bear interest at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 4.75%, or, if we elect, at the greater of (1) 2.0% and (2) LIBOR plus, in each case, 5.75%.  At December 14, 2009, the interest rate on the term loan portion of the credit facility was 7.75%. The term loan portion of the credit facility is subject to amortization beginning on January 31, 2010. The first amortization installment of $1.0 million is due on January 31, 2010 and the second amortization installment of $3.0 million is due on March 31, 2010; thereafter, a quarterly amortization installment of $2.0 million is due at the end of each quarter until the term loan is repaid. At December 14, 2009, we had made a total of $2.0 million of principal payments on the term loan.  It is anticipated that the term loan will be repaid on or before December 31, 2010, after which, it may not be redrawn.

Subject to earlier termination rights and events of default, the stated maturity date of the credit facility is October 5, 2012. Interest is payable quarterly on reference rate advances and not less than quarterly on Eurodollar advances. We are permitted to terminate the credit facility and are able, from time to time, to permanently reduce the lenders’ aggregate commitment under the credit facility in compliance with certain notice and dollar increment requirements.

Each of our subsidiaries (other than Canadian Abraxas Petroleum Corporation) has guaranteed our obligations under the credit facility on a senior secured basis. Obligations under the credit facility are secured by a first priority perfected security interest, subject to certain permitted encumbrances, in all of our and our subsidiary guarantors’ material property and assets.

Under the credit facility, we are subject to customary covenants, including certain financial covenants and reporting requirements.  We are required to maintain a current ratio as of the last day of each quarter of not less than 1.00 to 1.00 and an interest coverage ratio as of the last day of each quarter of not less than 2.50 to 1.00.  We are also required to maintain a total debt to EBITDAX ratio as of the last day of each quarter of not more than 4.50 to 1.00 for the quarter ending September 30, 2009 through the quarter ending September 30, 2010, and not more than 4.00 to 1.00 thereafter.  The current ratio is defined as the ratio of consolidated current assets to consolidated current liabilities.  For the purposes of this calculation, current assets include the portion of the borrowing base which is undrawn but excludes any cash deposited with or at the request of a counter-party to a hedging arrangement and any assets representing a valuation account arising from the application of SFAS 133 (which relates to derivative instruments and hedging activities and is now referred to as ASC 815) and SFAS 143 (which relates to asset retirement obligations and is now referred to as ASC 410-20) and current liabilities exclude the current portion of long-term debt and any liabilities representing a valuation account arising from the application of SFAS 133 and SFAS 143.  The coverage ratio is defined as the ratio of consolidated EBITDAX to consolidated interest expense for the four fiscal quarters ended on the calculation date after giving pro forma effect to the merger of Abraxas Energy and Abraxas Petroleum. For the purposes of this calculation, EBITDAX is consolidated net income plus interest expense, oil and gas exploration expenses, taxes, depreciation, amortization, depletion and other non-cash charges including non-cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation and is now referred to as ASC 718), SFAS 133 and SFAS 143 plus all realized net cash proceeds arising from the settlement or monetization of any hedge contracts or upon the termination of any hedge contract minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143. Interest expense includes total interest, letter of credit fees and other fees and expenses incurred in connection with any debt. The total debt to EBITDAX ratio is defined as the ratio of total debt to consolidated EBITDAX for the four fiscal quarters ended on the calculation date after giving pro forma effect to the merger of Abraxas Energy and Abraxas Petroleum.  For the purposes of this calculation, total debt is the outstanding principal amount of debt, excluding debt associated with the office building, and obligations with respect to surety bonds and hedge arrangements.

The credit facility also required that we enter into hedging arrangements for specified volumes, which equate to approximately 85% of the estimated oil and gas production from our net proved developed producing reserves through December 31, 2012 and 70% for 2013.

The following table sets forth our derivative contract position as of December 14, 2009:

	Fixed Price Swap
	OIL		GAS
Contract Periods	Daily Volume (Bbl)	Swap Price	Daily Volume (Mmbtu)	Swap Price
Q4 2009	1,355	$68.90	13,981	$4.50
2010	1,158	73.28	11,258	5.73
2011	1,035	76.61	9,580	6.52
2012	946	70.89	8,303	6.77
2013	705	80.79	5,962	6.84

In addition to the foregoing and other customary covenants, the credit facility contains a number of covenants that, among other things, restrict our ability to:

•	incur or guarantee additional indebtedness;

•	transfer or sell assets;

•	create liens on assets;

•	engage in transactions with affiliates other than on an “arm’s-length” basis;

•	make any change in the principal nature of our business; and

•	permit a change of control.

The credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy and material judgments and liabilities.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are currently authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share.

As of December 14, 2009, there were 76,156,751 shares of Abraxas common stock issued and outstanding.  Holders of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors.  Holders of our common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available for that purpose.

Under the terms of our credit facility, we are prohibited from paying dividends on shares of our common stock.  In the event of liquidation, holders of our common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of preferred stock.  All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series.  The following description discusses the general terms of the preferred stock that we may issue. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our articles of incorporation and to the certificate of designation relating to that series of preferred stock. The certificate of designation for any series of preferred stock will be filed with the Securities and Exchange Commission promptly after the offering of that series of preferred stock.

The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The terms of the preferred stock may include:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•
the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•
any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

Option Plans

The Abraxas Petroleum Corporation 2005 Employee Long-Term Incentive Plan, or LTIP, authorizes us to grant incentive stock options, non-qualified stock options and shares of restricted stock to our executive officers, as well as to all of our employees.  Option grants generally have a term of 10 years and vest in equal increments over 4 years.  Restricted stock grants vest in accordance with each individual grant agreement.  Vesting is accelerated in certain events such as a change of control.  A total of 5,200,000 shares of Abraxas common stock are currently reserved under the LTIP, subject to adjustment following certain events, such as stock splits.

Pursuant to Abraxas Petroleum’s 2005 Director Plan, we also grant non-qualified stock options and restricted stock to non-employee directors.  This plan is administered by our compensation committee and provides that each year, at the first regular meeting of the board of directors immediately following our annual stockholder’s meeting, each non-employee director shall be granted or issued awards of 10,000 shares of our common stock, for participation in board and committee meetings during the previous calendar year.    We also pay each director’s annual retainer fee, which is currently $12,000, in shares of restricted stock pursuant to the 2005 Director Plan.  The number of shares issued to each non-employee director is calculated each quarter by dividing one-quarter of the then-established annual retainer fee by the closing price of our common stock on the date of each quarterly board meeting.  Fractional shares are not issued; therefore, any shortfall of the then-established annual retainer fee will be paid in cash after the last quarterly board meeting of each year.  Any non-employee director who leaves the board during the calendar year is not eligible for any restricted stock awards after leaving the board.  No non-employee director is entitled to awards for greater than 60,000 shares of Common Stock during any year plus the number of shares of restricted stock paid in consideration of the annual retainer.

The compensation committee also administers our 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, each of which is now expired, but under which we previously granted restricted stock, incentive stock options and non-qualified stock options as permitted by such plans.

The following table sets forth the number of options issued and outstanding, the amount of those options outstanding that are fully vested and the average exercise price per share of such options under the LTIP, the 2005 Director Plan, 1993 Key Contributor Stock Option Plan, 1994 Long Term Incentive Plan, Directors Restricted Share Plan and Director Stock Option Plan, as of December 31, 2008, as well as pursuant to the individual option agreements:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,967,526	$3.14	1,503,072
Equity compensation plans not approved by security holders	422,252	$1.29	―

Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws provide for the board of directors to be divided into three classes of directors serving staggered three-year terms.  As a result, approximately one-third of the board of directors will be elected each year.  The articles of incorporation and bylaws provide that the board of directors will consist of not less than three or more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office.  The board of directors, and not the stockholders, has the authority to determine the number of directors.  This provision could prevent any stockholder from obtaining majority representation on the Abraxas board by enlarging the board of directors and by filling the new directorships with the stockholder’s own nominees.  In addition, directors may be removed by the stockholders only for cause.

Our articles of incorporation and bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board, the President or a majority of the members of the board of directors.  This provision may make it more difficult for stockholders to take actions opposed by the board of directors.

Our articles of incorporation and bylaws provide that any action required to be taken or which may be taken by holders of our common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders.  These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above.  The provisions of the articles of incorporation and bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all of our stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

Anti-Takeover Statutes

Chapter 78 of the Nevada Revised Statutes, which we refer to as the Nevada GCL, contains two provisions, described below as “Combination Provisions” and the “Control Share Act,” that may make unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions more difficult.

Restrictions on Certain Combinations between Nevada Resident Corporations and Interested Stockholders

The Nevada GCL includes certain provisions (the “Combination Provisions”) prohibiting certain “combinations” (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an “interested stockholder” (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation’s stock.  There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder’s date of acquiring shares.  The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto or timely elected against their application in its bylaws no later than October 31, 1991.  Our articles of incorporation and bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act

Nevada Revised Statutes 78.378 through 78.3793, inclusive, which we refer to as the Control Share Act, impose procedural hurdles on and curtail greenmail practices of corporate raiders.  The Control Share Act temporarily disenfranchises the voting power of “control shares” of a person or group (“Acquiring Person”) purchasing a “controlling interest” in an “issuing corporation” (as defined in the Nevada GCL) not opting out of the Control Share Act.  In this regard, the Control Share Act will apply to an “issuing corporation” unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable.  Our articles of incorporation and bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

Under the Control Share Act, an “issuing corporation” is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated company.  Our status at the time of the occurrence of a transaction governed by the Control Share Act (assuming that our articles of incorporation or bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

The Control Share Act requires an Acquiring Person to take certain procedural steps before such Acquiring Person can obtain the full voting power of the control shares.  “Control shares” are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a “controlling interest,” and (2) acquired within 90 days immediately preceding that date.  A “controlling interest” is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation.  The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as “interested stockholders” (as defined below).

To obtain voting rights in control shares, the Acquiring Person must file a statement at the registered office of the issuer (“Offeror’s Statement”) setting forth certain information about the acquisition or intended acquisition of stock.  The Offeror’s Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person.  A special stockholders’ meeting must then be held at the Acquiring Person’s expense within 30 to 50 days after the Offeror’s Statement is filed.  If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

At the special or annual meeting at which the issue of voting rights of control shares will be addressed, “interested stockholders” may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise.  Our articles of incorporation do not currently contain a provision allowing for such voting power.

If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a “dissenter’s notice” advising them of the fact and of their right to receive “fair value” for their shares.  Our articles of incorporation and bylaws do not provide otherwise.  By the date set in the dissenter’s notice, which may not be less than 30 or more than 60 days after the dissenter’s notice is delivered, any such stockholder may demand to receive from the corporation the “fair value” for all or part of his shares.  “Fair value” is defined in the Control Share Act as “not less than the highest price per share paid by the Acquiring Person in an acquisition.”

The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror’s Statement to the corporation within 10 days after the Acquiring Person’s acquisition of the control shares; or (2) an Offeror’s Statement is delivered, but the control shares are not accorded full voting rights by the stockholders.  Our articles of incorporation and bylaws do not address this matter.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities.  We may issue warrants independently or together with any offered securities.  The warrants may be attached to or separate from those offered securities.  We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants.  These terms may include the following:

•           the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

Description of Depositary Shares

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement in the event we issue depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefore.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF RIGHTS

We may issue rights to purchase debt securities, preferred stock, common stock or other securities that are being registered hereunder. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the Securities and Exchange Commission, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the stockholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the rights;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the Securities and Exchange Commission.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares or warrants or any combination of such securities, including guarantees of any securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•
the terms of the units and of any of the debt securities, common stock, preferred stock, depositary shares, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	any material United States federal income tax consequences; and

•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus (a) through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers, including our affiliates and stockholders in a rights offering, or (d) through a combination of any such methods of sale.  The prospectus supplement relating to any offering of securities may include the following information:

•	the terms of the offer;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sales Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.  Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.  The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market.  These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market.  If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals.  They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.  We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker / dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with the National Association of Securities Dealers Conduct Rule 2710(h).

Direct Sales and Sales Through Agents

We may sell the securities directly.  In this case, no underwriters or agents would be involved.  We may sell securities upon the exercise of rights that we may issue to our security holders which may or may not be transferable.  In any distribution of rights to our stockholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or we may engage underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.  In addition, sales not covered by this prospectus may also be made pursuant to Rule 144 or another applicable exemption under the Securities Act.

We may sell the securities through agents we designate from time to time.  Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act.  Any underwriters or agents will be identified and their compensation described in a prospectus supplement.  We may indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities.  Our underwriters, dealers, and agents, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market.  Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.  Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.  Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions.  Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.  Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.  These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Jackson Walker L.L.P., San Antonio, Texas.  Underwriters, dealers and agents, if any, whom we identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting, incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The historical reserve information prepared by DeGolyer and MacNaughton included or incorporated by reference in this prospectus has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

GLOSSARY OF TERMS

Unless otherwise indicated in this prospectus, gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit.  Gas equivalents are determined using the ratio of six Mcf of gas to one barrel of oil, condensate or NGLs.

The following definitions shall apply to the technical terms used in this prospectus.

Terms used to describe quantities of oil and gas

“Bbl” – barrel or barrels.

“Bcf” – billion cubic feet of gas.

“Bcfe” – billion cubic feet of gas equivalent.

“Boe” – barrels of oil equivalent.

“Boepd” – barrels of oil equivalent per day.

“MBbl” – thousand barrels.

“MBoe” – thousand barrels of oil equivalent.

“Mcf” – thousand cubic feet of gas.

“Mcfe” – thousand cubic feet of gas equivalent.

“MMBbls” – million barrels.

“MMbtu” – million British Thermal Units.

“MMcf” – million cubic feet of gas.

“MMcfe” – million cubic feet of gas equivalent.

“MMcfepd” – million cubic feet of gas equivalent per day.

“MMcfpd” – million cubic feet of gas per day.

Terms used to describe our interests in wells and acreage

“Developed acreage” means acreage which consists of acres spaced or assignable to productive wells.

“Gross” oil and gas wells or “gross” wells or acres are the number of wells or acres in which we have an interest.

“Net” oil and gas wells or “net” acres are determined by multiplying “gross” wells or acres by our working interest in such wells or acres.

“Productive” well means an exploratory or a development well that is not a dry hole.

“Undeveloped acreage” means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

Terms used to assign a present value to or to classify our reserves

“Proved reserves” or “reserves” means oil and gas, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

“Proved undeveloped reserves” includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

“PV-10” means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.

“Standardized Measure” means estimated future net revenue, discounted at a rate of 10% per annum, after income taxes and with no price or cost escalation, calculated in accordance with Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities.”

Terms used to describe costs

“DD&A” means depletion, depreciation and amortization.

“LOE” means lease operating expenses and production taxes.

Terms used to describe types of wells

“Development well” means a well drilled within the proved area of oil or gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved oil and gas reserves.

“Dry hole” means an exploratory or development well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil and gas well.

“Exploratory well” means a well drilled to find and produce oil and gas in an unproved area, to find a new reservoir in a field previously found to be producing oil and gas in another reservoir, or to extend a known reservoir.

“Productive wells” mean producing wells and wells capable of production.

“Service well” is a well used for water injection in secondary recovery projects or for the disposal of produced water.

Other terms

“EBITDAX” means consolidated net income plus interest expense, oil and gas exploration expenses, taxes, depreciation, amortization, depletion and other non-cash charges including non-

cash charges resulting from the application of SFAS 123R (which relates to stock-based compensation and is now referred to as ASC 718), SFAS 133 (which relates to derivative instruments and hedging activities and is now referred to as ASC 815) and SFAS 143 (which relates to asset retirement obligations and is now referred to as ASC 410-20) plus all realized net cash proceeds arising from the settlement or monetization of any hedge contracts or upon the termination of any hedge contract minus all non-cash items of income which were included in determining consolidated net income, including all non-cash items resulting from the application of SFAS 133 and SFAS 143.

   “NGL” means natural gas liquid.

     “NYMEX” means the New York Mercantile Exchange.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offering described in this Registration Statement:

Securities and Exchange Commission Registration Fee	$8,380
Printing and Engraving Expenses	$1,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$20,000
Miscellaneous Expenses	$5,000
Total Expenses	$39,370

Item 15.  Indemnification of Directors and Officers

Our articles of incorporation contain a provision that eliminates the personal monetary liability of directors and officers to us and our stockholders for a breach of fiduciary duties to the extent currently allowed under the Nevada GCL.  To the extent certain claims against directors or officers are limited to equitable remedies, this provision of our articles of incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care.  Additionally, equitable remedies may not be effective in many situations.  If a stockholder’s only remedy is to enjoin the completion of the board of director’s action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed.  In such a situation, it is possible that we and our stockholders would have no effective remedy against the directors or officers.

Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 78.300 of the Nevada GCL.  The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.

The Nevada GCL permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys’ fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty.  Our bylaws provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada GCL.

Nevada corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.  We currently have a directors’ and officers’ liability insurance policy in effect providing $10.0 million in coverage and an additional $1.0 million in coverage for certain employment related claims.

We have entered into indemnity agreements with each of our directors and officers.  These agreements provide for indemnification to the extent permitted by the Nevada GCL.

Item 16.  Exhibits

The following Exhibits either are filed as part of this registration statement or incorporated by reference to documents previously filed or will be filed by amendment.  Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-K.

Number	Description
**1.1	Form of Equity Underwriting Agreement.
**1.2	Form of Debt Underwriting Agreement.
3.1	Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to Abraxas’ Registration Statement on Form S-4, No. 33-36565 (the “S-4 Registration Statement”)).
3.2	Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990. (Filed as Exhibit 3.3 to the S-4 Registration Statement).
3.3	Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990. (Filed as Exhibit 3.4 to the S-4 Registration Statement).
3.4
Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995.  (Filed as Exhibit 3.4 to Abraxas’ Registration Statement on Form S-3, No. 333-00398 (the “S-3 Registration Statement”)).

3.5	Articles of Amendment to the Articles of Incorporation of Abraxas dated as of August 12, 2000. (Filed as Exhibit 3.5 to Abraxas’ Annual Report of Form 10-K filed April 2, 2001).
3.6	Amended and Restated Bylaws of Abraxas. (Filed as Exhibit 3.1 to Abraxas’ Current Report on Form 8-K filed November 17, 2008).
4.1	Specimen Common Stock Certificate of Abraxas. (Filed as Exhibit 4.1 to the S-4 Registration Statement).
4.2	Specimen Preferred Stock Certificate of Abraxas. (Filed as Exhibit 4.2 to Abraxas’ Annual Report on Form 10-K filed on March 31, 1995).
4.3	Form of Warrant dated May 25, 2007. (Filed as Exhibit 10.7 to Abraxas’ Current Report on Form 8-K filed with the Commission on May 31, 2007).
4.4	Form of Senior Indenture (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3, No. 333-132971 filed April 4, 2006).
4.5	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3, No. 333-132971 filed April 4, 2006).
*5.1	Opinion of Jackson Walker L.L.P.
*12.1	Statement regarding Computation of Ratio of Earnings to Fixed Changes.
*23.1	Consent of BDO Seidman, LLP.
*23.2	Consent of DeGolyer and MacNaughton.
*23.3	Consent of Jackson Walker L.L.P. (Filed with Exhibit 5.1).

Number	Description

*24.1	Power of Attorney of Craig S. Bartlett, Jr.
*24.2	Power of Attorney of Franklin A. Burke.
*24.3	Power of Attorney of Harold D. Carter.
*24.4	Power of Attorney of Ralph F. Cox.
*24.5	Power of Attorney of Dennis E. Logue.
*24.6	Power of Attorney of Brian L. Melton.
*24.7	Power of Attorney of Paul A. Powell, Jr.
*24.8	Power of Attorney of Edward P. Russell.
**25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Senior Indenture and the Subordinated Indenture.
________________

*	Filed herewith.

**	To be filed by amendment.

Item 17.  Undertakings

The undersigned registrants hereby undertake:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K):  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (ii) and (iii) of this section do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  (i) if the registrants are relying on Rule 430B:  (A) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or (ii) if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and (iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of each registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)  (i)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (ii)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)           The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)2 of the Act.

(9)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(10)           The undersigned registrants hereby undertake to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on December 16, 2009.

ABRAXAS PETROLEUM CORPORATION
(Registrant)

By:	/s/ Robert L. G. Watson
Robert L. G. Watson, Chairman of the Board,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name and Title	Date
/s/ Robert L. G. Watson Robert L. G. Watson	Chairman of the Board, President and Chief Executive Officer, (Principal Executive Officer) and Director	December 16, 2009
/s/ Chris E. Williford Chris E. Williford	Executive Vice President, Treasurer, and Chief Financial Officer (Principal Financial and Accounting Officer)	December 16, 2009
* Craig S. Bartlett, Jr.	Director	December 16, 2009
* Franklin A. Burke	Director	December 16, 2009
* Harold D. Carter	Director	December 16, 2009
* Ralph F. Cox	Director	December 16, 2009
* Dennis E. Logue	Director	December 16, 2009
* Brian L. Melton	Director	December 16, 2009
* Paul A. Powell, Jr.	Director	December 16, 2009
* Edward P. Russell	Director	December 16, 2009

* By:	/s/ Chris E. Williford
Chris E. Williford
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on December 16, 2009.

ABRAXAS PROPERTIES INCORPORATED

By:  /s/ Robert L.G. Watson
Robert L.G. Watson
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Name and Title	Date
/s/ Robert L.G. Watson Robert L.G. Watson	President (Principal Executive Officer) and Director of Abraxas Properties Incorporated	December 16, 2009
/s/ Chris E. Williford Chris E. Williford	Vice President (Principal Financial and Accounting Officer) and Director of Abraxas Properties Incorporated	December 16, 2009
/s/ Barbara M. Stuckey Barbara M. Stuckey	Vice President and Director of Abraxas Properties Incorporated	December 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on December 16, 2009.

SANDIA OPERATING CORP.

By:  /s/ Robert L.G. Watson
Robert L.G. Watson
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Name and Title	Date
/s/ Robert L.G. Watson Robert L.G. Watson	President (Principal Executive Officer) and Director of Sandia Operating Corp.	December 16, 2009
/s/ Chris E. Williford Chris E. Williford	Vice President (Principal Financial and Accounting Officer) and Director of Sandia Operating Corp.	December 16, 2009
/s/ Barbara M. Stuckey Barbara M. Stuckey	Vice President and Director of Sandia Operating Corp.	December 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on December 16, 2009.

ABRAXAS OPERATING, LLC

By:  /s/ Robert L.G. Watson
Robert L.G. Watson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Name and Title	Date
/s/ Robert L.G. Watson Robert L.G. Watson	Chief Executive Officer (Principal Executive Officer) and Manager of Abraxas Operating, LLC.	December 16, 2009
/s/ Chris E. Williford Chris E. Williford	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer) and Manager of Abraxas Operating, LLC.	December 16, 2009
/s/ Barbara M. Stuckey Barbara M. Stuckey	President and Secretary and Manager of Abraxas Operating, LLC.	December 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on December 16, 2009.

ABRAXAS GENERAL PARTNER, LLC

By:  /s/ Robert L.G. Watson
Robert L.G. Watson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Name and Title	Date
/s/ Robert L.G. Watson Robert L.G. Watson	Chief Executive Officer (Principal Executive Officer) and Director of Abraxas General Partner, LLC.	December 16, 2009
/s/ Chris E. Williford Chris E. Williford	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer) and Director of Abraxas General Partner, LLC.	December 16, 2009
/s/ Barbara M. Stuckey Barbara M. Stuckey	President and Assistant Secretary and Director of Abraxas General Partner, LLC.	December 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on December 16, 2009.

ABRAXAS ENERGY INVESTMENTS, LLC

By:  /s/ Robert L.G. Watson
Robert L.G. Watson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Name and Title	Date
/s/ Robert L.G. Watson Robert L.G. Watson	Chief Executive Officer (Principal Executive Officer) and Manager of Abraxas Energy Investments, LLC.	December 16, 2009
/s/ Chris E. Williford Chris E. Williford	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer) and Manager of Abraxas Energy Investments, LLC.	December 16, 2009
/s/ Barbara M. Stuckey Barbara M. Stuckey	President and Secretary and Manager of Abraxas Energy Investments, LLC.	December 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on December 16, 2009.

ABRAXAS MERGER SUB, LLC

By:  /s/ Robert L.G. Watson
Robert L.G. Watson
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Name and Title	Date
/s/ Robert L.G. Watson Robert L.G. Watson	President (Principal Executive Officer) and Manager of Abraxas Merger Sub, LLC.	December 16, 2009
/s/ Chris E. Williford Chris E. Williford	Treasurer (Principal Financial and Accounting Officer) and Manager of Abraxas Merger Sub, LLC.	December 16, 2009
/s/ Barbara M. Stuckey Barbara M. Stuckey	Secretary and Manager of Abraxas Merger Sub, LLC.	December 16, 2009

EXHIBIT INDEX

Exhibit
Number                 Description

1.1**	Form of Equity Underwriting Agreement.

1.2**	Form of Debt Underwriting Agreement.

3.1	Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to Abraxas’ Registration Statement on Form S-4, No. 33-36565 (the “S-4 Registration Statement”)).

3.2	Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990. (Filed as Exhibit 3.3 to the S-4 Registration Statement).

3.3	Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990. (Filed as Exhibit 3.4 to the S-4 Registration Statement).

3.4
Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995.  (Filed as Exhibit 3.4 to Abraxas’ Registration Statement on Form S-3, No. 333-00398 (the “S-3 Registration Statement”)).

3.5	Articles of Amendment to the Articles of Incorporation of Abraxas dated as of August 12, 2000. (Filed as Exhibit 3.5 to Abraxas’ Annual Report on Form 10-K filed April 2, 2001).

3.6	Amended and Restated Bylaws of Abraxas. (Filed as Exhibit 3.1 to Abraxas’ Current Report on Form 8-K filed November 17, 2008).

4.1	Specimen Common Stock Certificate of Abraxas. (Filed as Exhibit 4.1 to the S-4 Registration Statement).

4.2	Specimen Preferred Stock Certificate of Abraxas. (Filed as Exhibit 4.2 to Abraxas’ Annual Report on Form 10-K filed on March 31, 1995).

4.3	Form of Warrant dated May 25, 2007. (Filed as Exhibit 10.7 to Abraxas’ Current Report on Form 8-K filed with the Commission on May 31, 2007).

4.4	Form of Senior Indenture (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 No. 333-132971 filed April 4, 2006).

4.5	Form of Subordinated Indenture (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 No. 333-132971 filed April 4, 2006).

5.1*	Opinion of Jackson Walker L.L.P.

12.1*	Statement regarding Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of BDO Seidman, LLP.

23.2*	Consent of DeGolyer and MacNaughton.

23.3*	Consent of Jackson Walker L.L.P. (Filed with Exhibit 5.1).

24.1*	Power of Attorney of Craig S. Bartlett, Jr.

24.2*	Power of Attorney of Franklin A. Burke.

24.3*	Power of Attorney of Harold D. Carter.

24.4*	Power of Attorney of Ralph F. Cox.

24.5*	Power of Attorney of Dennis E. Logue.

24.6*	Power of Attorney of Brian L. Melton.

24.7*	Power of Attorney of Paul A. Powell, Jr.

24.8*	Power of Attorney of Edward P. Russell.

25.1**	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Senior Indenture and the Subordinated Indenture.
_______________

*	Filed herewith.

**	To be filed by amendment.